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EDITED TRANSCRIPT
CSC - Q2 2014 CSC Earnings Conference Call

EVENT DATE/TIME: OCTOBER 30, 2013 / 9:00PM GMT

OVERVIEW:

CSC reported 2Q14 revenues of $3.1b, income from continuing operations of $146m and EPS from continuing operations of $0.93. Expects FY14 total revenues to be flat to slightly down and is tracking to high-end of FY14 target range of EPS from continuing operations of $3.50-3.70.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

CORPORATE  PARTICIPANTS

Steve Virostek Computer Sciences Corp - IR

Mike Lawrie Computer Sciences Corp - CEO

Paul Saleh Computer Sciences Corp - CFO

CONFERENCE CALL PARTICIPANTS

Ashish Shah Deutsche Bank - Analyst

James Friedman Susquehanna Financial Group - Analyst

David Grossman Stifel Nicolaus - Analyst

Ashwin Shirvaikar Citigroup - Analyst

Amit Singh Jefferies & Co. - Analyst

Joseph Foresi Janney Montgomery Scott - Analyst

Arvind Ramnani BNP Paribas - Analyst

PRESENTATION

Operator

Good day everyone, and welcome to the CSC second-quarter 2014 earnings conference call. Today's call is being recorded. For opening remarks and introductions, I would like to turn the call over to Steve Virostek. Please go ahead, sir.

Steve Virostek - Computer Sciences Corp - IR

Thank you operator, and good afternoon everyone. I'm pleased you have joined us for CSC's second-quarter earnings call and webcast cast for 2014. Our speakers on today's call include Mike Lawrie, our Chief Executive Officer, and Paul Saleh, our Chief Financial Officer.

As usual, this call is being webcast at csc.com/investor relations. We posted some slides to our website which will accompany our discussion today.

Slide 2 informs you that certain comments will be forward looking on the call. These statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those expressed on the call. A discussion of risks and uncertainties is included in our Form 10-K, Form 10-Q, and other SEC filings.

Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures, which we believe will provide useful information to investors. In accordance with SEC rules we have provided a reconciliation of these metrics to their respective and most directly comparable GAAP metrics. The reconciliations can be found in the tables of today's earnings release and in our supplemental slides.

Both documents are available on the Investor Relations section of the website. I'd like to remind our listeners that CSC assumes no obligation to update the information presented on the call, except of course as required by law. And now I would like to hand the call back to Mike Lawrie.

Mike Lawrie - Computer Sciences Corp - CEO

Thank you. Good afternoon, everyone. As usual, thank you very much for your interest in CSC. As is our practice here, I've got a couple of key messages I'd like to share with you, and then I'll develop those messages in a little more detail, and then turn it over to Paul, who is with me.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

The first message is that our Q2 results continue to show progress in profitability and margin expansion, largely driven by our continuing efforts on cost take-out and other actions.

The second message is we're continuing to invest to drive our ability to grow, and we are seeing some early signs of success, particularly in our commercial business. Although revenue declined in the quarter, we are seeing some good signs in our book-to-bills and in some of our key strategic areas. Further, we still expect to deliver commercial revenue growth as we exit our fiscal 2014.

The third message is our NPS business really performed pretty well, given the ongoing budget uncertainties in the federal government. Our bookings were strong. Our revenue was down pretty much as expected, and our margins were very strong.

The fourth message is we are tracking to the high end of our fiscal 2014 target for EPS from continuing operations of $3.50 to $3.70.

So let me just develop each of those in a little more detail. In terms of our profitability and margin expansion, our operating margins of 10.6% increased by 320 basis points year over year and 110 points sequentially.

Margins really increased significantly across all three segments.

Our Global Business Services margin of 10.9% increased 410 basis points year over year and 110 points sequentially.

Our Global Infrastructure Business margin of 8.7% expanded by 510 basis points year over year and 160 basis points sequentially.

And, our NPS margin of 14.9% improved by 290 basis points year over year and 340 basis points sequentially.

And our EBIT margin of 7.8% was an increase of 200 basis points year over year and 20 basis points sequentially.

Now as I said, most of this improvement can be attributed to our cost take-out efforts. We generated roughly $120 million of savings in the quarter from supply chain efficiencies, reductions to overhead, continued workforce optimization, and our continued focus on improving our contracts and contract management.

And EPS from continued operations increased 35% year over year to $0.93 a share. So overall, we are really very pleased with the continued progress here that we are making on returning the Company to profitability and continuing to expand our margins.

Now the second message is, we are continuing to invest to drive our ability to grow, and we are seeing some early signs of success. As I said, particularly in our commercial business.

And although our revenue did decline in the quarter, we are seeing some good signs in our book-to-bills and in some of our key strategic areas that we have invested in. And as I've said repeatedly, we do expect to deliver commercial revenue growth as we exit this fiscal year.

So revenue from our commercial business was $2.2 billion in the quarter, a year-over-year decline of 5% in constant currency after adjusting for the divestiture of our Australian IT staffing business in the year-ago period. Within our commercial segments, Global Business Services' revenue of $1.05 billion declined by 7% in constant currency, and our Global Infrastructure Services' revenue of $1.12 billion declined by 3% year over year in constant currency.

As you know and as we've discussed, we're deliberately driving change within our commercial business to become more profitable. We're shifting from lower value to higher value offerings, and in some cases these actions are masking revenue improvements and book-to-bill improvements in part of our business.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

For example, we are repositioning our consulting business to be a partner-led model and refocusing on higher value industry-specific offerings. And we're shifting resources from our software licensing model to a Business Process Services model because of the reoccurring nature of that revenue stream and improved profitability.

In our healthcare business, as we announced, we have signed the final contract with NHS, but that revenue is being deferred, as well as other revenue from some of our healthcare clients around the world. In GIS we've restructured several large contracts to become more profitable, and we continue to deliver against our customer-committed savings.

So when you step back from all this and you normalize for some of these very deliberate actions that we're taking to improve profitability, the commercial revenue would be relatively flat on a year-to-year basis.

Now let's just turn to the bookings for a moment. The bookings also reflect this shift that's taking place in our portfolio.

Our commercial bookings increased by 62% in the quarter, after we adjust for one very large transaction we had in our financial services industry in the year-ago period. Our commercial book-to-bill was 1.0X, which was an improvement from our normalized book-to-bill of 0.6 Xin the prior year and 0.9X on a sequential basis.

Our Global Business Services bookings of $1.3 billion increased by 30% year on year on this normalized basis, and the book-to-bill improved to 1.2X in the quarter from 0.8X in the prior year and 1.1X on a sequential basis.

Bookings from the Global Infrastructure Services business were $800 million, and these were up 167% year to year, with a book-to-bill of 0.7X, which was an improvement over the 0.3X that we had in the year-ago period, and was relatively flat on a sequential basis.

We're also beginning to see some positive trends in some of the regions where we've made some investments. Our year-over-year bookings in Asia increased by 219%, 67% in Australia, and 48% in the Americas. And we're continuing to re-architect our sales model to capture smaller contract awards.

We've discussed this before, and it's really consistent with the shift that we are seeing in the marketplace. For example, commercial contract wins under $100 million increased by 40% year on year in the quarter, and deals between $5 million and $50 million increased by 68% year over year.

So our momentum in the smaller contracts is really important, because they're typically more profitable to CSC. Now, we still have an awful lot of work to do in re-architecting this sales model, and we're continuing to ramp up our sales hubs and other support mechanics to respond more quickly to the higher volume of smaller transactions. We're also seeing some really very encouraging signs from our investments in our next-generation offerings.

Cyber revenue in the quarter increased 27% in constant currency year on year, and the bookings increased 139% in our commercial business.

Our pipeline in bookings for big data offerings are growing significantly, although this is off a very small base, and we're continuing to see some really good work from our acquisition of InfoChimps as we've added now a lot of engineers and analytics professionals, and we expect that this will continue to deliver bookings and revenue growth on this open source platform.

Applications is a critical component of our remix in our business profile. Those bookings increased 21% year over year after we adjust out that one large contract from last year, and we're seeing both sequential and year-over-year growth in our pipeline.

In our Business Process Services business, the revenue growth was 28% in the quarter and the bookings grew over 200% year over year, as we won two deals in excess of $100 million. These deals really reflect our domain knowledge, in this occasions in the insurance industry and our continued drive to higher value offerings.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

In Cloud, revenue increased by 29% year on year, and the commercial cloud bookings increased by 109%. I think many of you have seen we're well positioned in cloud, as evidenced by our cloud pipeline growth of over 160%. And the recent Gartner rankings place CSC as one of the two leaders in the infrastructure as a Service Magic Quadrant.

Now today, we also are strengthening our cloud leadership with the definitive agreement to acquire ServiceMesh. We are acquiring, really, the leading provider of enterprise cloud management software, many skilled employees, an extensive partnership network, and an enviable client base.

ServiceMesh enables CSC to integrate and orchestrate enterprise applications across many different cloud environments, including our own Biz Cloud, VMware, Microsoft Azure, Amazon Web Services, and many others. So, we'll be able to offer our clients different levels of security, service levels, self-service options, governance, and real-time monitoring.

We think these advanced capabilities are aligned with the shift that we are seeing in the marketplace, and with CSC's heritage as an independent global technology company. Our enterprise clients are telling us that they need to migrate current business applications to hybrid multi-vendor clouds.

With this acquisition, CSC also enhances our competitive position to capture a future business opportunities for applications, consulting, cyber, and big data. And, we expect this transaction to close in our third quarter.

This is a cash transaction valued at $158 million, with a contingent payment up of to $137 million based on the achievement of certain performance targets. And in addition, we have implemented a retention program for the management and key employees as we go forward.

So I think when you step back, all this demonstrates continued progress in our shift from lower margin, more commoditized offerings to higher value, higher profit offerings. And we expect this transition in our sales and revenue profile to continue as we go forward. As we said before, we do expect to see growth from these actions in the second half of this fiscal year.

Now, let me just turn briefly to the final two messages, one on NPS. Our federal business performed pretty well in the third quarter. We all know all the uncertainties around the federal government.

But the NPS revenue was $1.05 billion. This declined 12% year over year, pretty much in line with our expectations, and was flat sequentially. We continue to see pressure from the relatively high levels of uncertainty within the Federal government.

This uncertainty, as we've said before, has led to a lack of decisions on new awards. And I think longer procurement cycles, and in some cases, smaller and more price-competitive awards. And these headwinds are being partially offset by growth in contract renewals and additional work that we were able to contract for in the quarter.

Now despite all this turmoil in the environment, the NPS bookings of $2.1 billion was a book-to-bill of 2.0X, which was very, very strong. Now, we did have a very large renewal in the quarter. So if you adjust for that one large renewal, the NPS bookings were still roughly 1.0X, which improved from about 0.9X in the year-ago period and 0.7X in the first quarter.

So we did see some growth after normalizing for that one large contract in the NPS bookings. But even with these strong bookings, we do continue to experience delays in new business awards, and we have roughly $2.3 billion in proposals that are still awaiting decisions in our federal government business.

The NPS-qualified pipeline remained relatively flat, which is good news considering the sizable business that we did sign in the quarter. And the NPS margins of 14.9% was driven by an improvement in our fixed price contracts and continued cost actions. Some of this will be returned to the government in subsequent periods.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

The recent shutdown did impact our NPS business in the third quarter, but we had taken cost actions to mitigate the impact on our profitability. As we've said before, we really don't expect these margins to continue at the current levels. But overall, from my point of view, NPS is roughly where we thought it would be, and fundamentally we have protected profitability here, as the revenue decline around some of the uncertainty has persisted in this business.

And then finally, before I turn it over to Paul here, we are tracking to the high end of our fiscal 2014 target for EPS for continuing operations. Our outlook is essentially unchanged.

During the fiscal year we expect total Company revenue to be flat to slightly down, although I'd say with some of the uncertainty we continue to see it's probably a bias towards the lower end of that range. We expect NPS revenue to continue to decline by high single to low double digits, as we have talked about before, and we anticipate commercial revenue will be relatively flat on an equivalent constant currency basis.

And as I said earlier, we do expect to deliver commercial revenue growth as we exit the fiscal year. We are today increasing our cost take-out target from $500 million to more of a range of $500 million to $550 million, and we're also increasing our reinvestment target from roughly $300 million to range of $300 million to $325 million.

We're continuing our free cash flow target of $550 million, which Paul will talk to in a little more detail, and we continued to return cash to our shareholders during the quarter. We returned $132 million to shareholders through dividends and continued share buybacks.

So, overall, we are encouraged with the Company's continued progress. We continue to achieve our cost take-out goals, expand margins, grow earnings. And while we continue to execute those plans, the Company is investing in sales and in next-generation offerings so that we can drive top line growth as we move forward in our commercial business and as we continue to shift to higher value, higher margin businesses.

And we're beginning to see some early returns from those investments. So with that, Paul, I will turn it over to you.

Paul Saleh - Computer Sciences Corp - CFO

Thank you Mike, and good afternoon everyone. I'll be discussing our second quarter results in more detail, and I will cover a few important highlights.

We reported strong improvements in profitability in the second quarter. Revenue was $3.1 billion in the quarter compared with $3.53 billion in the prior year. Excluding $69 million from a divested IT staffing business in the year-ago period, revenue decreased by 7% in constant currency.

Operating income was $338 million, an increase of $76 million over the prior year. Our operating margin was 10.6%, up from 7.4% in the year-ago period.

Earnings before interest and taxes were $248 million, an increase of $45 million year over year. EBIT margins of 7.8% improved from 5.8% in the prior year.

Our income from continuing operations was $146 million, compared with $116 million in the prior year.

EPS from continuing operations was $0.93 per share for the quarter, which compares with $0.69 per share a year ago.

Booking, of $4.2 billion were in line with the prior year.

Now let's turn to our segment results. Global Business Services accounted for 32% of total Company revenue in the quarter. Our GBS revenue was $1.05 billion in the quarter, a decline of 7% in constant currency, excluding the IT staffing business we sold in the year-ago period.

As Mike indicated, there are a few items which are masking our revenue performance. We are repositioning our consulting business for higher value offerings. We are proactively shifting from a licensing model to a Business Process Services.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

And in our healthcare business, revenue from our NHS and certain software contracts is being deferred under service accounting rules. Now, normalizing for these items, GBS revenue would have been relatively flat.

Operating income from this segment was $123 million, excluding restructuring. Operating margin excluding restructuring was 11.7%, compared with 8.2% in the prior year.

Our GBS bookings were $1.3 billion, down from $2.8 billion in the year-ago period. After adjusting for a large win in the prior year, our GBS bookings were up 30% year over year.

So, on a year-to-date basis, GBS revenue was down 8.5% in constant currency after adjusting for divested businesses, while operating margin increased to 10.4%. Bookings were $2.5 billion, an increase of 9% after adjusting for two large awards in the prior year.

Now let's turn to Global Infrastructure Services. This segment represented 35% of total revenue. GIS revenue was $1.12 billion in the quarter, a decline of 3% in constant currency, as we continue to focus on more profitable contracts. Operating income of $104 million, excluding restructuring, compares with $82 million reported in the prior year. Operating margin before restructuring was 9.3%, compared with 7.1% in the year-ago period.

Our GIS profitability is clearly driven by continued improvement in our Focus Accounts, and our focus also on delivery excellence initiatives across the Company. And we're clearly also benefiting from cost take-out actions. Bookings were $800 million in the quarter, up significantly over the prior year. Year to date, revenue was down 3% in constant currency, while operating margin was 7.9% (sic -- see Press Release "9.3%") and bookings were $1.7 billion, up significantly year-over-year.

Now, turning to the North American Public Sector, this is the segment that accounted for 33% of total revenue in the quarter. Revenue was $1.05 billion in the quarter, a decline of 12% from the prior year, reflecting the impact of sequestration and continuing uncertainty surrounding the federal budget.

Operating income of $157 million and operating margins of 14.9% were strong improvements over the prior year, as we benefited from tight cost controls and better performance on fixed price contracts. And for the remainder of the year, we expect NPS margins to moderate to the 9% to 10% range.

NPS bookings were $2.1 billion for the quarter. Adjusting for one large contract renewal in the quarter, bookings were flat year over year. On a year-to-date basis, revenue was down 11%, operating margins were 13.2%, and bookings were $2.8 billion.

Turning now to other financial highlights for the quarter, free cash flow was $86 million for the quarter. CapEx and capital lease payments were $209 million in the quarter, or 6.6% of revenue.

Year-to-date free cash flow was $77 million compared with $212 million in the prior year.

For fiscal 2014, year-to-date free cash flow includes $87 million of higher bonus payments versus the prior year. Fiscal 2013 year-to-date results included $39 million from businesses which have since been divested and $110 million from a one-time settlement payment from the NHS. Now adjusting for these items, year-to-date free cash flow performance of $167 million compares favorably to $63 million in the prior year.

Now, we're continuing to return more capital to our shareholders. In the quarter we repurchased 2 million shares for approximately $102 million at an average price of approximately $50 per share. We also paid $30 million in dividend to our shareholders. Year to date we've returned $289 million in the form of dividends and buybacks to our shareholders, and that represents 100% of our income from continuing operations.

CSC ended the quarter with $2.1 billion of cash on hand. Our net debt-to-capital ratio was 10%, and it compares with 25% in the prior year.

We've recently amended our revolving credit facility to extend the maturity date to January 2019. And we've increased the size of the facility to $2.5 billion. Now, the borrowing rate under this new facility has improved by 75 basis points to LIBOR plus 125 basis points. During the quarter, CSC exchanged $21 million of the 6.5% notes due in 2018 for $25 million of 4.45% notes due in 2022, and that is part of an effort to opportunistically smooth out our debt maturity profile.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

We're making good progress on our cost take-out activities. We're improving our contract management, generating savings from supply chain and procurement, optimizing our workforce, and reducing overhead costs.

In the quarter we delivered approximately $120 million of cost take-outs, which brings our year-to-date total to approximately $300 million in savings. And now we're increasing our full-year target to the range of $500 million to $550 million from $500 million previously.

We're also making investment in sales and in transforming our finance and HR systems. We're also continuing to invest in customer-committed savings and in restructuring.

In total, reinvestments were $80 million for the quarter and $115 million year to date. And now we expect our reinvestments to be in the range of $300 million to $325 million for the full year versus $300 million previously.

So in closing, we're tracking to the high end of our target range of EPS from continuing operations of $3.50 to $3.70 per share.

Our revenue target for the year is essentially unchanged. We expect total Company revenue to be flat to slightly down for fiscal 2014, although we seem currently to be tracking to the lower end of this range.

Our free cash flow target for this year remains at $550 million.

Now I will turn the call back over to the operator for the question-and-answer session.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

And we'll go first to Bryan Keane with Deutsche Bank. Your line is open. Please go ahead.

Ashish Shah - Deutsche Bank - Analyst

This is Ashish Shah calling on behalf of Brian Keane. Quick question on the commercial revenue growth guidance. So the commercial revenue growth was down 5% for the first half, and you still recreated flat growth for the full year, which would indicate that the commercial revenue growth had to be more like mid-single digits for the second half. Is that understanding correct, and like what kind of visibility do you have into the contracts or the revenues that gives you comfort that the revenue growth will move from negative 5% to more like mid-single digits in the second half?

Mike Lawrie - Computer Sciences Corp - CEO

As I said, I think there's probably a bias to the lower end of that range for commercial revenue. The key factor here is the bookings. As you can see, they are beginning to improve on a sequential and year-to-year basis.

The real question is how quickly those contracts can be converted into current-year revenue. Normally, we factor somewhere in the neighborhood of 20% of a contract that's signed that we can drop to in-year revenue and profitability.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

Obviously, the later you go in the year, the lower that percentage is. So the great unknown is how quickly we can convert the order backlog that we just talked about that we've been able to sign through the first half, and then how quickly we can convert the pipeline that we see in the third and the fourth quarter, and then the amount of revenue you can generate in-year.

The important point here, I think, is that we are seeing growth in our order intakes, particularly in these new higher value, higher margin offerings. The question is, how quickly do they cross over with the continued focus on reducing some of our lower value, lower margin offerings.

It's obviously easier to restructure a contract, take some revenue out to improve profitability. It's easier to do that than it is to grow in-year revenue in some of these new areas. So we have pretty good visibility to that, but the unknown, Ashish, is how quickly you convert that to in-year revenue.

Ashish Shah - Deutsche Bank - Analyst

Okay, thanks. Sounds good. Just on the NPS side, is it possible to quantify how much of the impact from the shutdown? And, do you expect to see any kind of softness in the bookings because of the shutdown?

Mike Lawrie - Computer Sciences Corp - CEO

Well, the bookings in the second quarter were very strong. And again, we had one very large renewal. So if you normalize for that, the bookings were still at roughly 1X, which is, given all that's taken place in the federal government, pretty strong.

Our impact in the quarter from the shutdown was probably somewhere in the neighborhood of $25 million to $30 million in revenue. We had a lot of people that were assigned contracts, and literally these were basically time and material contracts, and they went home.

So when they go home, you don't bill. And unfortunately that's not revenue that you can catch up in the subsequent quarters. That's just lost revenue. But that was roughly the impact, $25 million to $30 million.

Ashish Shah - Deutsche Bank - Analyst

okay, thanks.

Mike Lawrie - Computer Sciences Corp - CEO

So you're sticking to the format of one question, I see.

Operator

Thank you. We'll go next to the site of James Friedman with SIG. Your line is open. Please go ahead.

James Friedman - Susquehanna Financial Group - Analyst

l get my multipart in, in one question.

Mike Lawrie - Computer Sciences Corp - CEO

That's good, James. Thank you.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

James Friedman - Susquehanna Financial Group - Analyst

So one is just more of a housekeeping. Paul, you mentioned we have a disclosure here that there was this $20 million of other expenses, and I was just probing about that. If that's too much of a curve ball, I'll give you a second to find it, but I was trying to figure out what that was about.

I'll ask my second part, which is could you just describe how would you qualify, Mike, the demand environment now relative to the vantage point at the beginning of the year? Is it the same, better, or worse? And I'm talking about the overall demand in the industry, as opposed to something specific to CSC. So one about the expenses, the other one --

Mike Lawrie - Computer Sciences Corp - CEO

Yes, while Paul is searching for the $20 million, I'll give it --

Paul Saleh - Computer Sciences Corp - CFO

(Multiple speakers) give it very quickly so that you can put your mind at ease. The $20 million had to do with some FX, a combination of unfavorable movement in the currency, and then some inter-company hedging. Some of it will come back in the second half of the year, but that's what it is.

James Friedman - Susquehanna Financial Group - Analyst

Thank you.

Mike Lawrie - Computer Sciences Corp - CEO

In terms of the demand environment, I'd say it's about the same. It does differ a little bit by region of the world. The US still is relatively strong and Asia is very strong. We see pretty good growth in the Middle East. I'd say Europe is probably a little slower.

But the big thing that we're seeing, and I've just been out with a lot of clients over the last couple of weeks and the last month or so, is that there is enormous interest on really putting definitive plans together to move to this next-generation IT infrastructure. And this I have seen pick up a lot in the last six to eight months.

I can't go to a CIO today that is not talking about how they want to move to a cloud environment, how they need to begin to remediate their current application portfolio, rationalize that application portfolio, and deploy new applications. This is being driven because they all want to move to a lower cost infrastructure that gives them much more flexibility and responsiveness to their own businesses.

That was one of the underlying theses behind our acquisition we announced today of ServiceMesh. ServiceMesh provides that integration between a multiple-cloud environment and also allows enterprise applications to be cataloged and put on the software platform, and then those workloads orchestrated and managed across a multiple -- multi-cloud environment. Some applications will execute on lower cost clouds, public clouds.

Other applications will require much more security and robust infrastructure, like our Biz Cloud offering. But the key is to be able to dynamically manage those applications across that environment. And there we're seeing a significant amount of interest.

These are typically smaller projects in the beginning. These are not huge buys at this point in time, but they're very important starting points and pilots that we think longer term will lead to significant revenue.

And there we're seeing a significant pick-up in our business, as evidenced by the continued growth in our cloud and cyber business. And we think the acquisition of ServiceMesh today will really strengthen those offerings to the marketplace.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

James Friedman - Susquehanna Financial Group - Analyst

Thank you.

Operator

We'll go next to the site of David Grossman with Stifel. Your line is open. Please go ahead.

David Grossman - Stifel Nicolaus - Analyst

One question I had was just on the guidance. It looks like you're reiterating the number. It would seem to suggest you're going to be flattish sequentially for the balance of the year. Can you, A, kind of help us understand what the puts and takes are that would lead to that outcome, and any other insight into why would a typically a stronger period for CSC be flattish relative to the first half of the year?

Mike Lawrie - Computer Sciences Corp - CEO

I think there's a couple of things. One, I have no idea what's going to happen in our NPS business. I wish could I give you clarity, but I really don't know. There's a lot of unknowns. I don't know what's going to happen come the end of January or early February when the current agreement expires. I just don't know.

But I can tell you that there is still a great deal of uncertainty in the federal government. Most don't know exactly what the budget is going to look like. The whole second tranche of sequestration begins to take effect here at the end of January. We've only seen the first phase of sequestration.

So the net of all this is there's still a lot of unknowns. And so that leads us to some caution, particularly in the NPS business.

In the commercial business, I mean listen, the trend here is very clear. We are continuing to restructure a lot of our unprofitable lower margin contracts. We're well, well into that process, and we're beginning now to see some growth in these newer infrastructure offerings, newer application offerings, cyber, etc.. They are beginning to gain momentum, but I think there's still going to be a lag, candidly, before that revenue growth crosses over or exceeds the downward pressure in revenue, due to the restructuring that we're doing in much of those lower value contracts.

David Grossman - Stifel Nicolaus - Analyst

I see. And maybe just related to that, I think as I recall the margin, you were anticipating to see some margin headwinds sequentially. It was, I think, a combination of several factors, including resetting the cost-plus-rate in the NPS business, perhaps returning to more normalized rates of restructuring and reinvestment.

Did, in fact that happen in the quarter, or are we still kind of perhaps behind plan? Because your guidance on the net cost saves versus reinvestment looks like that's only a change of $25 million. So I'm wondering, is that now more skewed to the back end of the years or are we --

Mike Lawrie - Computer Sciences Corp - CEO

No, that's a good question. So first of all, we had some one-time improvements on fixed contracts in our NPS business in the quarter. And that drove an expansion of the margins.

As I said, when we take costs out, typically we return about $0.50 on the dollar back to the government. It's still the right thing to do, although it's counter intuitive because when you reduce costs, then you bill less revenue. But long term, to get the business much more efficient and more productive, it is the right thing to do. But in this quarter we did, after a couple of adjustments to fixed price contracts that performed better than planned. And that impacted the quarter, and that's why we think those margins will normalize as we go into the second half of the year. Does that answer the question on that?

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

James Friedman - Susquehanna Financial Group - Analyst

It does, Mike. Can you give any sense for just how big that was of an impact?

Mike Lawrie - Computer Sciences Corp - CEO

The adjustments we made on the fixed price is about --

Paul Saleh - Computer Sciences Corp - CFO

it will be in our Q in note 1. (Multiple speakers)

Mike Lawrie - Computer Sciences Corp - CEO

$40 million.

Paul Saleh - Computer Sciences Corp - CFO

It's about $0.18, in a sense, but there were other things also that went the other way. So it's not just --

Mike Lawrie - Computer Sciences Corp - CEO

I think we provide the bridge on that. So you see how that worked out and what the puts and takes were on that. And again, on the commercial margins, we're seeing some improvement there. But, again, it goes back to this shift in revenue.

So as we begin to take some of the bookings on these newer higher value offerings to revenue and then to the bottom line, we do expect to see some expansion in those margins, but the question, as I said earlier, is the timing of that. The trend line here is really pretty clear.

The timing around it is still not 100% sure and certain. So that's why we're guiding the way we are guiding at this point in time.

James Friedman - Susquehanna Financial Group - Analyst

Good. All right, guys, thanks very much.

Mike Lawrie - Computer Sciences Corp - CEO

But I will say overall, I mean, the kind of margin expansion that we've seen over the last year, a 500 or 600 basis point improvement is pretty remarkable in that period of time for a business like this, that is laden with a lot of longer term contracts. So I am really pleased with the effort that the teams have made to really get after this. There is some short-term hit to the downward pressure on revenue, but long-term, I really wanted to get this business on a much firmer profitable foundation so that as we begin to grow, we're growing with profitable business, not just booking revenue that winds up being a problem for us two, three years down the road.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

Operator

Thank you. And we'll go next to Ashwin Shrivaikar. Your line is open. He is with Citi. Your line is open.

Ashwin Shirvaikar - Citigroup - Analyst

Thanks. So I guess my first question is a clarification on NPS margins. When you say 9% to 10%, is that on a full-year basis, or is that where your margins are going to be for NPS?

Mike Lawrie - Computer Sciences Corp - CEO

No, that's where we think they'll normalize in the second half of the year. They could be a little bit higher than that. It's again, not precise, but I think that's a reasonable range to think of as we get into the second half of the year.

Ashwin Shirvaikar - Citigroup - Analyst

Okay. And then on NHS, I'm kind of seeing reports in the last few weeks that the contract might be abandoned. Can you quantify the impact on your financials? And it's not that big any more, but can you quantify what the impact is on your financials (multiple speakers)?

Mike Lawrie - Computer Sciences Corp - CEO

First, let me correct your information. So we have recently, about a year ago we signed a definitive interim agreement. And we just have recently signed the final agreement, which is essentially the same thing as the interim agreement. We're actually quite pleased.

We now have gone live with four or five trusts in the UK, so we have delivered the Lorenzo software. It is up, it is working, and trusts are live on it now with hundreds, in some cases thousands, of users.

We're beginning to get some really good commentary from those. We've signed up 11 trusts now, and we've got a pipeline of another 15 to 20 trusts that we are beginning to qualify and try to move toward contract closure.

So I'm delighted with the progress we're making with Lorenzo, absolutely delighted. We've had a lot of negative press in the UK. That's to be expected. But I think we're making very good progress there.

All of that is going to deferred revenue right now. So we're not taking any of those sales to revenue or the bottom line. What do we have in deferred revenue?

Paul Saleh - Computer Sciences Corp - CFO

$340 million.

Mike Lawrie - Computer Sciences Corp - CEO

$340 million. And that will begin to come off the balance sheet as we build in this the future. So again, that's one of the downward pressures on the revenue growth; we're not recognizing that revenue upfront. So I think NHS is in pretty good shape, and we're competing full bore right now in all of the regions of the UK.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

Ashwin Shirvaikar - Citigroup - Analyst

Okay. That's good to know. Thank you.

Operator

And we'll go next to the site of Jason Kupferberg with Jefferies. Your line is open.

Amit Singh - Jefferies & Co. - Analyst

Hi, this is Amit Singh for Jason. Just quickly coming back to the reinvestments part. Basically in your guidance you still have around $200 million or so to go for the year.

Could you pull out a little bit more information on how much of that you're expecting in Q3 versus Q4? And the restructuring part of it, originally you had the guidance of $30 million to $40 million per quarter, but the last two quarters have been significantly below that. So is there any change in guidance over there?

Mike Lawrie - Computer Sciences Corp - CEO

No, the guidance on restructuring is about the same. We delayed some of the restructuring in Europe, particularly in Germany, in the second quarter.

We were working on some deals there, and candidly we did not want to do some restructuring while we were working through some of those deals. So that was the principal delay in the restructuring in the second quarter, but we do expect that to continue here in the second half of the year.

In the second half of the year, we're continue to invest in the sales force expansion, the sales hub, and continued internal investment around our systems and process. So there's really no change to our plans, other than that the delay in the restructuring was in the first and second quarter.

Amit Singh - Jefferies & Co. - Analyst

But you're expecting the reinvestment in quality in quarter four to be pretty much same, or is it more biased towards some of the quarters?

Mike Lawrie - Computer Sciences Corp - CEO

No, about the same.

Amit Singh - Jefferies & Co. - Analyst

Okay, and just one final quick thing. In your EPS guidance now, has there been any change in your operating margin, tax rate, or share buyback assumptions?

Mike Lawrie - Computer Sciences Corp - CEO

No, we are making the same assumptions on the stock buyback as we go through the second half of the year. So absolutely no change there at all.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

Amit Singh - Jefferies & Co. - Analyst

All right, thank you.

Operator

And we'll go next to the site of Joseph Foresi with Janney Capital. Your line is open.

Joseph Foresi - Janney Montgomery Scott - Analyst

I wonder if we could start, and I'll just make it two quick ones. First, on the commercial side of the business, could you give some examples. Do you think you're taking market share there, or is it all new business? And if you are taking market share, maybe you could give us some examples of where you're seeing some progress.

Mike Lawrie - Computer Sciences Corp - CEO

I don't think we're taking market share. I think most of what we have been focused on is migrating some of our own customers and our own install base. So we are beginning now to reach out and engage new clients.

We are beginning to see new logos, if you will, or new clients come into our pipeline. So we are beginning to qualify those. But to date, most of our activity has been centered around really trying to work on our own install base, improve our delivery to those clients, and restructure the contracts where appropriate so that they could be more profitable.

And again, once we got on that base, then I felt comfortable beginning to hire -- increasing the sales force side so that we could go after new logos. Now, I will tell you that with this acquisition of ServiceMesh and the end-to-end value proposition that is beginning to emerge around us being able to integrate a multi-cloud environment, we are planning to take that more aggressively to the market.

And ServiceMesh brings some new logos to CSC. So some clients that heretofore we have not done business with are existing clients of ServiceMesh, and we certainly plan to expand off of that base.

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay. And then just real quickly on NPS, any thoughts on the outlooks past this year? I know it's relatively early, but the book-to-bill has been improving. So I'm just trying to give you an opportunity to give some people some color on what you think NPS could do as we head into next year.

Mike Lawrie - Computer Sciences Corp - CEO

It's really, really hard to call. If you held me to the wall, I'd probably say that I see the NPS business going along pretty much the way it is today, sort of flattish. What we are seeing, though, is a definite shift to this next-generation IT infrastructure and a modernization of application.

So I think cloud is going to become a bigger and bigger wildcard in the Federal government. And again, that was one of the key tenets of the acquisition of ServiceMesh. ServiceMesh has a very compelling value proposition in the federal government.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

Amazon Web Services is a very strong player in the Federal government, but there is a need to integrate in the Federal government this multi-cloud environment. So we think there is a play that we can run here in the Federal government. But I think it's too early to predict what impact that will have on the overall business.

Steve Virostek - Computer Sciences Corp - IR

Operator, could you introduce our last question, please.

Operator

Absolutely. Your last question for today comes from Arvind Ramnani with BNP Paribas.

Arvind Ramnani - BNP Paribas - Analyst

Most of my questions have been answered, but I do have a final one. There are many activities for the sector, certainly kind of stepped up, and some of the acquisitions have been fairly large.

You announced ServiceMesh earlier today. So has (inaudible) acquisitions increased for CSC when compared to a year ago? And do you think sort of this increased demand for acquisitions, have you seen some sort of irrational pricing?

Mike Lawrie - Computer Sciences Corp - CEO

No, I haven't seen any irrational pricing. Some of these assets are certainly valued pretty highly. The fundamental issue here, as we target this new environment, one of the key ingredients of this environment is people.

And I cannot overemphasize the important of people and skills. And these skills are in fairly short supply. So what is critical here is the people and the skills that you are bringing into the Company, because that enables a refresh of the skill base.

We spent most of last year divesting businesses. So we sold a lot of businesses last year, mostly very low margin businesses that did not have much of a growth profile and a future.

Now that that portfolio switch has been completed, we're focusing on those acquisitions that we think can really strengthen the value of our offerings in the marketplace and position us to be one of the leaders in helping our customers drive to this next-generation infrastructure and modernizing their applications. This is a huge shift that's playing out over time in the marketplace. And all we're doing now is positioning ourselves to strengthen our offering so we can drive much higher value, higher margin offerings, and position CSC as a much higher margin company as we go forward in this technology services business.

So I guess, operator, that's it. Again, I want to thank everyone for your time this afternoon and continued interest. And as always, we will make ourselves available here for any other questions or details that you might have. But thank you again.

Operator

And thank you for joining us today, ladies and gentlemen. We do appreciate your participation today. The call has concluded. You may disconnect at any time.

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OCTOBER 30, 2013 / 9:00PM, CSC - Q2 2014 CSC Earnings Conference Call

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